Exhibit 21
LIST OF SUBSIDIARIES
OF REDWOOD TRUST, INC.

Subsidiaries	State of Incorporation or Organization

Sequoia Mortgage Funding Corporation	Delaware
Sequoia Mortgage Funding Trust 2003-A	Delaware
Sequoia Mortgage Funding Trust 2004-A	Delaware
Sequoia Mortgage Trust 4	Delaware
Sequoia Mortgage Trust 5	Delaware
Sequoia Mortgage Trust 6	Delaware
Sequoia HELOC Trust 2004-1	Delaware
Acacia CDO 4, Ltd.	Cayman Islands
Acacia CDO 5, Ltd.	Cayman Islands
Acacia CDO 6, Ltd.	Cayman Islands
Acacia CDO 7, Ltd.	Cayman Islands
Acacia CDO 8, Ltd.	Cayman Islands
Acacia CDO CRE 1, Ltd.	Cayman Islands
Acacia CDO 9, Ltd	Cayman Islands
Acacia CDO 10, Ltd	Cayman Islands
RWT Holdings, Inc.	Delaware
Sequoia Residential Funding, Inc.	Delaware
Madrona Residential Funding LLC	Delaware
Madrona LLC	Delaware
Redwood Mortgage Funding, Inc.	Delaware
Redwood Asset Management, Inc.	Delaware
Cypress Trust, Inc.	Maryland
Redwood Capital Trust I	Delaware